Exhibit 21.1

SUBSIDIARIES OF NEWLINK GENETICS CORPORATION

Subsidiary	Jurisdiction of Incorporation

BioProtection Systems Corporation	Delaware
NewLink International	Cayman Islands
BlueLink Pharmaceuticals, Inc.	Delaware